Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Foot Locker, Inc.:

We consent to the incorporation by reference of our reports dated April 2, 2007 which appear in the February 3, 2007 Annual Report on Form 10-K, with respect to the consolidated balance sheets of Foot Locker, Inc. and subsidiaries, as of February 3, 2007 and January 28, 2006, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the three fiscal years in the period ended February 3, 2007, management’s assessment of the effectiveness of internal control over financial reporting as of April 2, 2007, and the effectiveness of internal control over financial reporting as of April 2, 2007.

Our report with respect to the consolidated financial statements refers to the adoption of the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standard No. 123R (Revised 2004), "Share Based Payment," SFAS No. 151, "Inventory Costs - an Amendment of ARB No. 43, Chapter 4," the recognition and related disclosure provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standard No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 123(R)", as well as the change in method for quantifying errors based on SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”

/s/ KPMG LLP

New York, New York
June 25, 2007

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